Exhibit 10.19

The Janus Capital Variable Compensation Program (the “Program”) covers all variable compensation to be paid to employees of Janus Capital Group Inc. (“JCG”), Janus Management Holdings Corporation, Janus Capital International Limited, Janus Capital Asia Limited, Janus Capital Singapore Pte.  Limited, and any future subsidiary that has one or more employee(s) (collectively, “Janus”).  The Program does not cover variable compensation to be paid to employees of INTECH and Perkins.

THE PROGRAM AT A GLANCE

The Program is designed to fund 100% of Janus employee variable compensation awards from company profits.  The Program has three separate variable compensation pools:  (i) the Janus Investments Pool, (ii) the JCG Pool, and (iii) the ETP Pool.  Each pool will fund variable cash and long-term incentive (“LTI”) awards to employees eligible to receive awards from that pool.  Employees will generally be eligible to participate in one pool or the other, as determined by JCG’s Chief Executive Officer (“CEO”).

1.             The Janus Investments Pool:  The Janus Investments Pool covers employees contributing to the investment management team of Janus, such as portfolio managers, research analysts, research associates, traders, client portfolio managers, portfolio analytics personnel, risk personnel and the investment team’s administrative support , and includes, for purposes of clarification, eligible employees who are part of JCG’s Liquid Alternatives Group.

2.             The JCG Pool:  The JCG Pool covers employees contributing to the executive, distribution, administrative, and operational support of JCG and its subsidiaries, such as non-investment team officers, core employees, distribution/sales personnel, and any other Janus employee who is not eligible to participate in the Janus Investments Pool.

3.             The ETP Pool:  The ETP Pool covers employees supporting Janus’ ETP business such as product development, distribution and administrative support.

General Eligibility Criteria:  Eligibility to participate in the Program is limited to Janus employees and does not cover employees of INTECH and Perkins; however, certain Janus positions and/or departments may be excluded from Program participation as determined in Janus’ discretion.  Program participation does not guarantee that variable compensation will be paid to or earned by an eligible employee.  To be eligible to receive awards under the Program, an employee must be actively employed by Janus on the day that Janus pays or otherwise distributes awards under the Program as set forth more specifically below.

Employees in the following positions are not eligible to participate in the Program and receive awards based on company and individual performance, as determined by the Compensation Committee of the JCG Board of Directors (“Compensation Committee”):  the Chief Compliance Officer (CCO) for Janus Capital Management LLC, Chief Executive Officer (CEO), Chief Financial Officer (CFO), President, and Executive Vice President and General Counsel.

HOW THE PROGRAM WORKS FOR YOU

Overview.  The Program provides participants with the opportunity to earn variable incentive compensation in addition to an employee’s base salary, sales commissions, if any, and retirement benefits such as employer contributions to the Janus 401(k), Profit Sharing and Employee Stock Ownership Plan.  The Program is designed to reward Janus employees based on a combination of company, team, and individual contributions.

Any award under the Program may be paid 100% in cash or in a combination of cash and LTI awards based generally on the employee’s role within the organization but subject to management’s discretion.  Janus generally will issue awards under the Program on an annual basis, or more or less frequently as determined in Janus’ discretion.

Cash awards are considered “earned” only on the date such awards are issued to the employees.  Participants in the Program must be actively employed on the date of the cash payment in order to be eligible to receive the cash award.

LTI awards are considered earned on the applicable vesting dates pursuant to the terms of the LTI award agreement.  Participants in the Program must be actively employed on the date the LTI award is granted in order to be eligible to receive the LTI award.

The issuance and amount of any variable compensation award is discretionary as described under “Awards from the Pools” section below.

Awards from the Pools. Amounts in the Janus Investments Pool, the JCG Pool and the ETP Pool will be awarded as follows:

1.             Janus Investments Pool. Variable compensation awards to investment portfolio managers out of, and to other employees who are eligible to participate in, the Janus Investments Pool are discretionary.  The amount of any award shall be determined by the individual’s Chief Investment Officer, subject to approval by the CEO. In exercising this discretion, the applicable Chief Investment Officer may consider, among other matters, whether specific goals, performance criteria and/or objectives established for each eligible employee by his or her manager or supervisor have been met.

2.             JCG Pool. Variable compensation awards to employees who are eligible to participate in the JCG Pool are discretionary.  The amount of any award shall be determined by the applicable member of senior management, subject to approval by the CEO.  In exercising this discretion, Janus may consider, among other matters, whether specific goals, performance criteria and/or objectives established for each eligible employee by his or her manager or supervisor have been met.

3.             ETP Pool.  Variable compensation awards to employees who are eligible to participate in the ETP Pool are discretionary.  The amount of any award shall be determined by the applicable member of senior management, subject to approval by the CEO.  In exercising this discretion, Janus may consider among other matters, whether specific goals, performance criteria and/or objectives established for each eligible employee by his or her manager or supervisor have been met.

LTI Awards.  LTI awards, if any, made from any of the three pools may consist of one or more of the following components:  restricted stock, stock options, restricted stock units, performance units, phantom stock, stock appreciation rights, Janus Capital Management LLC’s (“JCM”) equity or phantom interests, and/or mutual fund unit awards. The type and general mix of LTI awards to be issued each year will be approved by the Compensation Committee.  LTI awards will be subject to a vesting schedule (typically 4 years, as determined by the Compensation Committee), and therefore LTI compensation is not fully earned until the applicable vesting standards are satisfied. LTI awards granted under the Program will be made pursuant to our LTI grant procedures, as amended from time to time.  LTI awards granted pursuant to this Program shall be valued in accordance with Janus’ standard valuation methodology for such awards, and shall be subject to such other terms and conditions as may be determined in the Compensation Committee’s discretion, but in any event, in accordance with the Company’s applicable LTI plans and related award agreements and other documentation.

Other Benefits.  This Program does not supersede or replace Janus’ medical, dental, vision, life insurance, disability or retirement programs, as such programs may be amended or terminated by Janus from time to time in its discretion.

Termination of Employment.  An eligible employee who is terminated will not be entitled to receive or be deemed to have earned any cash payment to be made under this Program, or any pro rata portion of same, because an employee must be employed on the date such payment is made in order to earn the award under this Program.  Additionally, except as otherwise set forth in the applicable LTI award agreement or as otherwise determined by the Compensation Committee, any portion of an LTI award that is unvested, and any rights thereunder, will be terminated, cancelled and forfeited effective upon such termination.

HOW THE PROGRAM IS FUNDED

The Janus Investments Pool will be funded each year using a percentage of JCM’s fully-allocated Pre-Incentive Operating Income (“PIOI”) (as determined by the Compensation Committee).

The JCG Pool will be funded each year using a percentage of JCG’s consolidated PIOI (as determined by the Compensation Committee).

The ETP Pool will be funded each year using a percentage of the ETP business’ PIOI (as determined by the Compensation Committee).

The determination of the percentages used to establish the funding level and the aggregate amount of awards available under each pool are subject to the approval of the Compensation Committee.  The Compensation Committee retains the discretion to modify or terminate the Program without prior notice, although Janus will not make any change that adversely affects any award under this Program after it has been fully earned by a participant.

OTHER IMPORTANT DISCLOSURES

Plan Administration.  All calculations and the administration of the Program shall be conducted by Janus management, subject to oversight and, when appropriate, approval by the Compensation Committee.  The CEO shall make the final determination regarding the eligibility of a Janus employee to participate in one, both or all three of the pools.  All calculations, decisions and interpretations of the terms of the Program shall be final and binding.  No employee shall have the individual or collective right to challenge or appeal the calculation of the pools, issues of eligibility or the amount of any individual share of such pool.

Prior Agreements/Verbal Statements.  The Program supersedes any and all prior compensation programs, plans or arrangements for variable compensation, including but not limited to any previous variable compensation or bonus plans or arrangements that a Janus employee may have with Janus or any of its subsidiaries, if any (other than pursuant to any binding contract). The terms and conditions of the Program shall not be modified by any oral statement or course of dealing.

Taxes.  Janus may withhold such Federal, state, local or foreign taxes from any amounts payable under the Program that are required to be withheld pursuant to any applicable law or regulation.

Confidentiality.  The Program and the information contained in this document are proprietary and confidential, and Janus employees shall not disclose, provide or furnish any term of the Program or related communications in any manner, in whole or in part, to any third party without the prior written consent of Janus (excluding an individual’s personal accountant or attorney).

No Affect on At-Will Employment.  No provision in the Program nor any other document or statement shall: (i) modify an employee’s status as an at-will employee; (ii) be construed to confer upon any individual the right to remain in the employ or service of any Janus entity; (iii) interfere with Janus’ right or authority to terminate any employee’s employment at any time, with or without cause, with or without prior notice, procedure or formality; nor (iv) interfere with Janus’ right or authority to increase or decrease the compensation or other payments to any individual at any time.   No independent contractor or temporary employee is eligible to participate in this Program.